Exhibit 99.1

Willdan Group Reports

Second Quarter 2018 Results

Investment Community Conference Call Today at 5:30 p.m. Eastern Time

ANAHEIM, Calif. – August 2, 2018 – Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN), a provider of professional technical and consulting services, today reported financial results for its second quarter ended June 29, 2018.

Second Quarter 2018 Highlights

•	Total Contract Revenue of $59.8 million
•	Net Revenue of $34.3 million
•	Net Income of $3.3 million
•	Diluted earnings per share of $0.36
•	Adjusted diluted earnings per share of $0.50
•	Cash flow from operations of $10.8 million

For the second quarter of 2018, Willdan reported total contract revenue of $59.8 million and net income of $3.3 million, or $0.36 per diluted share.  This compares with total contract revenue of $71.8 million and net income of $3.3 million, or $0.36 per diluted share, for the second quarter of 2017.  For the second quarter of 2018, Net Revenue, defined as revenue, net of subcontractor services and other direct costs (see “Use of Non-GAAP Financial Measures” below), was $34.3 million, up 13.7% compared to the same period in fiscal year 2017.

“We executed well in the second quarter and delivered strong year-over year growth in Net Revenue and Adjusted Diluted EPS,” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer.  “All of our major energy efficiency programs are performing well and we saw the ramp-up in revenue that we expected from Integral Analytics, our provider of energy data analytics software.  Our current revenue mix and new business pipeline reflects a broader range of work as we continue to diversify both geographically and by project type.  In addition, this quarter we generated $10.8 million in cash flow from operations and a 21.3% adjusted EBITDA net margin, both company records.”

“In addition to our traditional energy efficiency services and engineering work, we are seeing more opportunities for projects related to microgrids, fuel cells, and natural gas load pockets.  Advancements in technology and policy are transforming the global electricity system, and we believe we are well positioned to help utilities, businesses and governments make the transformation.  The electrification of our transportation systems will place a greater demand on the electric grid, and change when and where electricity is needed.  Use of renewables and battery storage will increase, generating two-way power flow that transacts with the grid, creating significant new engineering and market challenges.”

Second Quarter 2018 Financial Highlights

Total contract revenue for the second quarter of 2018 was $59.8 million, a decrease of 16.7% from $71.8 million for the second quarter of 2017.  Contract revenue for the Energy segment was $41.7 million for the second quarter of 2018, a decline of 22.3%, which was primarily attributable to the reduction in pass-through subcontractor costs, for which the Company receives little or no margin.  Contract revenue for the Engineering and Consulting segment was $18.1 million, relatively unchanged from the second quarter of 2017.

Net Revenue for the second quarter of 2018 was $34.3 million, an increase of 13.7% from $30.2 million for the second quarter of 2017.  The increase was primarily due to a ramp up in new programs within the Energy segment replacing high revenue and high pass-through cost projects with lower revenue and lower pass-through cost projects, as well as revenue contributed from Integral Analytics and Newcomb Anderson McCormick, Inc. (“NAM”), two firms acquired over the past year.  Net Revenue in the Energy segment was $20.2 million for the second quarter of 2018, an increase of 21.8% over the same period last year.  Net Revenue in the Engineering and Consulting segment was $14.0 million for the second quarter of 2018, an increase of 3.8% over the same period last year.

Direct costs of contract revenue were $36.7 million for the second quarter of 2018, a decrease of 30.9%, from $53.0 million for the second quarter of 2017.  The decrease was primarily due to reduced pass-through subcontractor expenses related to certain Energy segment projects.

Total general and administrative expenses for the second quarter of 2018 was $19.0 million, an increase of 33.3% from $14.2 million for the second quarter of 2017, driven primarily by the employees and offices added through the acquisitions of Integral Analytics and NAM,  an increase in salaries and wages as a result of rate changes and an increase in stock-based compensation.

Income tax expense was $0.9 million in the second quarter of 2018, compared to $1.2 million for the prior year period.  The quarter over quarter decrease of $0.4 million, or 28.8% is due to a reduction in the corporate tax rate for 2018.

Net income for the second quarter of 2018 was $3.3 million, or $0.36 per diluted share, as compared to net income of $3.3 million, or $0.36 per diluted share, for the second quarter of 2017.    The increase in operating performance was offset by higher non-cash stock-based compensation expense.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $7.3 million for the second quarter of 2018, an increase of 16.6% from $6.2 million for the second quarter of 2017.  Adjusted EBITDA as a percentage of Net Revenue, was 21.3% in the second quarter of 2018, as compared with 20.7% for the second quarter of 2017.

Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) was $5.0 million for the second quarter of 2018, an increase of 26.6% from $3.9 million for the second quarter of 2017.  The increase in Adjusted Net Income was primarily due to higher operating performance and a lower effective tax rate, as compared to the second quarter of 2017.  Adjusted Diluted EPS (see “Use of Non-GAAP Financial Measures” below) for the second quarter of 2018 was $0.50, an increase of 22.0% from $0.41 for the second quarter of 2017.

Six Months 2018 Financial Highlights

Total contract revenue for the six months ended June 29, 2018 was $114.4 million, a decrease of 18.4% from $140.2 million for the six months ended June 30, 2017.  Contract revenue for the Energy segment was $79.1 million for the six months ended June 29, 2018, a decline of 23.9% from $103.8 million for the six months ended June 30, 2017.  The decrease was primarily attributable to the reduction in pass-through subcontractor costs, for which the Company receives little or no margin.  Contract revenue for the Engineering and Consulting segment was $35.4 million for the six months ended June 29, 2018, a decline of 2.7% from $36.3 million for the six months ended June 30, 2017.

Net Revenue for the six months ended June 29, 2018 was $64.8 million, an increase of 10.6% from $58.6 million for the six months ended June 30, 2017.  The increase was primarily due to a ramp up in new programs within the Energy segment replacing high revenue and high pass-through cost projects with lower revenue and higher margin projects, as well as revenue contributed from Integral Analytics and NAM, two firms acquired over the past year.  Net Revenue in the Energy segment was $36.6 million for the six months ended June 29, 2018, an increase of 16.9% from $31.3 million for the six months ended June 30, 2017.  Net Revenue in the Engineering and Consulting segment was $28.2 million for the six months ended June 29, 2018, an increase of 3.4% from $27.3 million for the six months ended June 30, 2017.

Direct costs of contract revenue were $71.7 million for the six months ended June 29, 2018, a decrease of 30.8%, from $103.7 million for the six months ended June 30, 2017.  The decrease was primarily due to reduced pass-through subcontractor expenses related to our Energy segment work.

Total general and administrative expenses for the six months ended June 29, 2018 was $36.5 million, an increase of 22.0% from $29.9 million for the six months ended June 30, 2017, driven primarily by the employees and offices added through the acquisitions of Integral Analytics and NAM, an increase in salaries and wages as a result of rate changes and an increase in stock-based compensation.

Income tax expense was $0.6 million for the six months ended June 29, 2018, compared to $0.5 million for the six months ended June 30, 2017.  For both six month periods the difference between the tax expense recorded and the expense that would be recorded by applying each year’s federal statutory rate was attributable to various tax deductions.

Net income for the six months ended June 29, 2018 was $5.5 million, or $0.60 per diluted share, as compared to net income of $6.0 million, or $0.66 per diluted share, for the six months ended June 30, 2017.  The decrease was primarily due to an increase in non-cash stock-based compensation.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $11.8 million for the six months ended June 29, 2018, an increase of 20.0% from $9.8 million for the six months ended June 30, 2017.  Adjusted EBITDA as a percentage of Net Revenue, was 18.2% for the six months ended June 29, 2018, as compared with 16.7% for the six months ended June 30, 2017.

Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) was $8.2 million for the six months ended June 29, 2018, an increase of 17.0% from $7.0 million for the six months ended June 30, 2017.  The increase in Adjusted Net Income was primarily due to an increase in Net Revenue,  as compared to the six months ended June 30, 2017.  Adjusted Diluted EPS (see “Use of Non-GAAP Financial Measures” below) was $0.86 for the six months ended June 29, 2018, an increase of 11.7% from $0.77 for the six months ended June 30, 2017.

Balance Sheet

Willdan reported $11.2 million in cash and cash equivalents at June 29, 2018, as compared to $14.4 million at December 29, 2017.  The decrease in cash and cash equivalents was primarily due to net cash used in financing and investing activities of $3.8 million and $3.5 million, respectively, offset by net cash provided by operating activities of $4.0 million.  The net cash used in financing activities was primarily payments of contingent consideration related to our prior acquisitions and the net cash used in investing activities was primarily cash paid for an acquisition, net of cash acquired.

Outlook

Willdan reaffirmed its financial targets and updated its amortization target for fiscal year 2018:

•	Total Net Revenue of $130 - $140 million
•	Adjusted Diluted EPS of $1.95 - $2.05
•	Effective tax rate of approximately 23%
•	Diluted share count of 9.3 million shares
•	Depreciation of approximately $2.0 million
•	Amortization of approximately $3.1 million

Over the long-term, Willdan continues to target both organic and acquisitive Net Revenue growth of greater than 10%, resulting in total Net Revenue growth of greater than 20% per year.

Conference Call Details and Investor Report

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, August 2, 2018, at 5:30 p.m. Eastern/2:30 p.m. Pacific to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 866-548-4713 and providing conference ID 8413254.  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under Investors: Events and the replay will be archived for at least 12 months.

The telephonic replay of the conference call may be accessed following the call by dialing 888-203-1112 and entering the passcode 8413254.  The replay will be available through August 16, 2018.

An Investor Report containing supplemental financial information can also be accessed on the home page of Willdan’s investor relations website.

About Willdan Group, Inc.

Willdan provides professional technical and consulting services, including comprehensive energy efficiency services, for utilities, private industry and public agencies throughout the United States. Willdan’s service offerings span a broad range of complementary services including energy efficiency and sustainability, engineering, construction management and planning, economic and financial consulting and national preparedness and interoperability. Willdan provides integrated technical solutions to extend the reach and resources of its clients and provides all services through its subsidiaries specialized in each segment. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Net Revenue,” a non-GAAP financial measure, is a supplemental measure that Willdan believes enhances investors’ ability to analyze our business trend and performance because it substantially measures the work performed by our employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to our clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in our revenue when it is our contractual responsibility to procure or manage these activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of our business trends. Accordingly, Willdan segregates costs from revenue to promote a better understanding of our business by evaluating revenue exclusive of costs associated with external service providers. A reconciliation of contract revenue as reported in accordance with GAAP to revenue, net of subcontractor services and other direct costs is provided at the end of this news release.

“Adjusted EBITDA” is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines Adjusted EBITDA as net income (loss) plus interest expense (income), income tax expense (benefit), stock-based compensation, interest accretion and depreciation and amortization. Adjusted EBITDA is not a measure of net income (loss) determined in accordance with GAAP. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

Adjusted EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. Willdan’s definition of Adjusted EBITDA may also differ from those of many companies reporting similarly named measures. Willdan believes Adjusted EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes the impact of certain non-operational items from its operational results, which may facilitate comparison of its results from period to period.  A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this news release.

“Adjusted Net Income” is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines Adjusted Net Income as net income plus stock-based compensation. Adjusted Net Income has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP. A reconciliation of net income as reported in accordance with GAAP to Adjusted Net Income is provided at the end of this news release.

“Adjusted Diluted EPS” is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines Adjusted Diluted EPS as Adjusted Net Income divided by the diluted weighted-average shares outstanding. Adjusted Diluted EPS has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, diluted EPS as determined in accordance with GAAP. A reconciliation of diluted EPS as reported in accordance with GAAP to Adjusted Diluted EPS is provided at the end of this news release.

Willdan’s definition of Net Revenue, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue and net income.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Willdan’s targets for fiscal year 2018 and the expected benefits of Willdan’s acquisitions of Integral Analytics, Inc. and NAM. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, Willdan’s ability to adequately complete projects in a timely manner, Willdan’s ability to compete successfully in the highly competitive energy market, changes in state, local and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts and to compete effectively for contracts awards through bidding processes and Willdan’s ability to successfully integrate its acquisitions and execute on its growth strategy. Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 29, 2017 and the Quarterly Report on Form 10-Q for the quarter ended June 29, 2018. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 29,	December 29,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$11,225,000	$14,424,000
Accounts receivable, net of allowance for doubtful accounts of $714,000 and $369,000 at June 29, 2018 and December 29, 2017, respectively	22,896,000	38,441,000
Contract assets	42,410,000	24,732,000
Other receivables	777,000	1,833,000
Prepaid expenses and other current assets	3,242,000	3,760,000
Total current assets	80,550,000	83,190,000
Equipment and leasehold improvements, net	5,142,000	5,306,000
Goodwill	40,342,000	38,184,000
Other intangible assets, net	11,201,000	10,666,000
Other assets	920,000	826,000
Total assets	$138,155,000	$138,172,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,024,000	$20,826,000
Accrued liabilities	24,198,000	23,293,000
Contingent consideration payable	4,224,000	4,246,000
Contract liabilities	6,163,000	7,321,000
Notes payable	—	383,000
Capital lease obligations	237,000	289,000
Total current liabilities	48,846,000	56,358,000
Contingent consideration payable	3,650,000	5,062,000
Notes payable	2,000,000	2,500,000
Capital lease obligations, less current portion	192,000	160,000
Deferred lease obligations	631,000	614,000
Deferred income taxes, net	2,404,000	2,463,000
Other noncurrent liabilities	468,000	363,000
Total liabilities	58,191,000	67,520,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 8,857,000 and 8,799,000 shares issued and outstanding at June 29, 2018 and December 29, 2017, respectively	89,000	88,000
Additional paid-in capital	54,216,000	50,976,000
Retained earnings	25,659,000	19,588,000
Total stockholders’ equity	79,964,000	70,652,000
Total liabilities and stockholders’ equity	$138,155,000	$138,172,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2018	2017	2018	2017

Contract revenue	$59,833,000	$71,833,000	$114,428,000	$140,184,000

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	11,127,000	11,368,000	22,125,000	22,169,000
Subcontractor services and other direct costs	25,544,000	41,676,000	49,613,000	81,571,000
Total direct costs of contract revenue	36,671,000	53,044,000	71,738,000	103,740,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	10,725,000	8,086,000	20,750,000	17,401,000
Facilities and facility related	1,386,000	1,119,000	2,595,000	2,243,000
Stock-based compensation	1,662,000	620,000	2,726,000	1,096,000
Depreciation and amortization	1,111,000	934,000	2,175,000	1,843,000
Other	4,073,000	3,467,000	8,265,000	7,334,000
Total general and administrative expenses	18,957,000	14,226,000	36,511,000	29,917,000
Income from operations	4,205,000	4,563,000	6,179,000	6,527,000

Other income (expense):
Interest expense, net	(30,000)	(32,000)	(53,000)	(65,000)
Other, net	9,000	1,000	19,000	38,000
Total other expense, net	(21,000)	(31,000)	(34,000)	(27,000)
Income before income taxes	4,184,000	4,532,000	6,145,000	6,500,000

Income tax expense	869,000	1,220,000	627,000	547,000
Net income	$3,315,000	$3,312,000	$5,518,000	$5,953,000

Earnings per share:
Basic	$0.38	$0.38	$0.63	$0.70
Diluted	$0.36	$0.36	$0.60	$0.66

Weighted-average shares outstanding:
Basic	8,796,000	8,603,000	8,775,000	8,505,000
Diluted	9,288,000	9,082,000	9,247,000	9,078,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 29,	June 30,
	2018	2017
Cash flows from operating activities:
Net income	$5,518,000	$5,953,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,243,000	1,870,000
Deferred income taxes, net	(792,000)	745,000
Gain on sale of equipment	(14,000)	—
Provision for doubtful accounts	344,000	(20,000)
Stock-based compensation	2,726,000	1,096,000
Accretion and fair value adjustments of contingent consideration	622,000	281,000
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	16,294,000	2,164,000
Contract assets	(16,910,000)	(10,750,000)
Other receivables	1,056,000	(851,000)
Prepaid expenses and other current assets	385,000	(545,000)
Other assets	(94,000)	29,000
Accounts payable	(6,915,000)	5,172,000
Accrued liabilities	722,000	3,247,000
Contract liabilities	(1,158,000)	(1,279,000)
Deferred lease obligations	17,000	(33,000)
Net cash provided by operating activities	4,044,000	7,079,000
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(511,000)	(1,410,000)
Proceeds from sale of equipment	36,000	—
Cash paid for acquisitions, net of cash acquired	(2,994,000)	—
Net cash used in investing activities	(3,469,000)	(1,410,000)
Cash flows from financing activities:
Payments on contingent consideration	(3,199,000)	(1,509,000)
Payments on notes payable	(383,000)	(2,302,000)
Repayments under line of credit	(500,000)	—
Principal payments on capital lease obligations	(207,000)	(222,000)
Proceeds from stock option exercise	341,000	1,675,000
Proceeds from sales of common stock under employee stock purchase plan	616,000	344,000
Unregistered sales of equity securities and use of proceeds	(442,000)	—
Net cash used in financing activities	(3,774,000)	(2,014,000)
Net (decrease) increase in cash and cash equivalents	(3,199,000)	3,655,000
Cash and cash equivalents at beginning of period	14,424,000	22,668,000
Cash and cash equivalents at end of period	$11,225,000	$26,323,000
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$53,000	$65,000
Income taxes	215,000	1,628,000
Supplemental disclosures of noncash investing and financing activities:
Equipment acquired under capital leases	187,000	147,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to Net Revenue

(Non-GAAP Measure)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
Consolidated	2018	2017	2018	2017
Contract revenue	$59,833,000	$71,833,000	$114,428,000	$140,184,000
Subcontractor services and other direct costs	25,544,000	41,676,000	49,613,000	81,571,000
Net Revenue	$34,289,000	$30,157,000	$64,815,000	$58,613,000

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
Energy segment	2018	2017	2018	2017
Contract revenue	$41,726,000	$53,733,000	$79,058,000	$103,846,000
Subcontractor services and other direct costs	21,486,000	37,109,000	42,476,000	72,550,000
Net Revenue	$20,240,000	$16,624,000	$36,582,000	$31,296,000

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
Engineering and Consulting segment	2018	2017	2018	2017
Contract revenue	$18,107,000	$18,100,000	$35,370,000	$36,338,000
Subcontractor services and other direct costs	4,058,000	4,567,000	7,137,000	9,021,000
Net Revenue	$14,049,000	$13,533,000	$28,233,000	$27,317,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Non-GAAP Measure)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2018	2017	2018	2017
Net income	$3,315,000	$3,312,000	$5,518,000	$5,953,000
Interest expense	30,000	32,000	53,000	65,000
Income tax expense	869,000	1,220,000	627,000	547,000
Stock-based compensation	1,662,000	620,000	2,726,000	1,096,000
Interest accretion(1)	284,000	114,000	622,000	281,000
Depreciation and amortization	1,142,000	951,000	2,243,000	1,870,000
Gain on sale of equipment	(14,000)	—	(14,000)	—
Adjusted EBITDA	$7,288,000	$6,249,000	$11,775,000	$9,812,000

(1)

Interest accretion represents the imputed interest on the earn-out payments to be paid by us in connection with the acquisitions of Abacus Resource Management Company and substantially all of the assets of 360 Energy Engineers, LLC in January 2015, the acquisition of Integral Analytics, Inc. in July 2017 and NAM in April 2018.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Diluted EPS

(Non-GAAP Measure)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2018	2017	2018	2017
Net income	$3,315,000	$3,312,000	$5,518,000	$5,953,000
Adjustment for stock-based compensation	1,662,000	620,000	2,726,000	1,096,000
Adjusted Net Income	4,977,000	3,932,000	8,244,000	7,049,000

Diluted weighted-average shares outstanding	9,288,000	9,082,000	9,247,000	9,078,000

Diluted earnings per share	$0.36	$0.36	$0.60	$0.66
Impact of adjustment:
Stock-based compensation, net of tax	0.14	0.05	0.26	0.11
Adjusted Diluted EPS	$0.50	$0.41	$0.86	$0.77

Willdan Group, Inc. and Subsidiaries

Reconciliation of Diluted EPS to Adjusted Diluted EPS Guidance

(Non-GAAP Measure)

	2018 Guidance

	High	Low
Diluted earnings per share	$1.50	$1.60
Stock-based compensation, net of tax	0.45	0.45
Adjusted Diluted EPS	$1.95	$2.05

Contact:

Willdan Group, Inc.

Stacy McLaughlin

Chief Financial Officer

Tel: 714-940-6300

smclaughlin@willdan.com

Or

Investor/Media Contact

Financial Profiles, Inc.

Tony Rossi

Tel: 310-622-8221

trossi@finprofiles.com